UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
     Date of report (Date of earliest event reported): September 27, 2007 (September 25, 2007)
HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 25, 2007, Healthcare Realty Trust Incorporated (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated (the “Underwriter”) relating to the sale by the Company to the Underwriter of 2,400,000 shares of the Company’s common stock, par value $.01 per share, at a price of $24.85 per share. In addition, the Company granted the Underwriter an option to purchase up to an additional 360,000 shares of the Company’s common stock, which the Underwriter has exercised in full. The net proceeds to the Company, after deducting estimated offering expenses, are expected to be approximately $68.4 million. The net proceeds will be used to fund acquisitions under contract and construction underway of medical office and outpatient facilities and for other general purposes; and will temporarily repay a portion of amounts outstanding under the Company’s unsecured credit facility.
     The closing of the transactions under the Underwriting Agreement is subject to customary closing conditions and is expected to occur on September 28, 2007. The offering is being made under a prospectus filed with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-120595).
     This description of the Underwriting Agreement is qualified in its entirety by the terms and conditions of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated September 25, 2007 by and between the Company and Stifel, Nicolaus & Company, Incorporated.

5.1	Opinion of Waller Lansden Dortch & Davis, LLP.

8.1	Tax Opinion of Waller Lansden Dortch & Davis, LLP.

23.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5 and 8).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes,
Senior Vice President and Chief Financial Officer

Date: September 27, 2007

Exhibit No.	Description
1.1	Underwriting Agreement dated September 25, 2007 by and between the Company and Stifel, Nicolaus & Company, Incorporated.

5.1	Opinion of Waller Lansden Dortch & Davis, LLP.

8.1	Tax Opinion of Waller Lansden Dortch & Davis, LLP.

23.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5 and 8).

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